Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2010 Hawkins, Inc. 3100 East Hennepin Avenue Minneapolis, MN  55413

Contacts:

John R. Hawkins Chief Executive Officer 612/617-8532 John.Hawkins@HawkinsInc.com

Kathleen P. Pepski Chief Financial Officer 612/617-8571 Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FIRST QUARTER FISCAL 2011 RESULTS

Minneapolis, MN, July 27, 2010 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for its fiscal 2011 first quarter ended June 30, 2010. Sales of $74.7 million for the period represented an increase of 1.5% from $73.6 million in sales for the first quarter of fiscal 2010.  Net income for the quarter was $7.3 million, or $0.71 per share, compared to net income of $6.1 million, or $0.59 per share in the same period of the prior year.

Chief Executive Officer, John R. Hawkins, commented, “Our Industrial segment drove the Company’s profitability increase year-over-year, with results that were consistent with the fourth quarter of the previous fiscal year.  Commodity prices have stabilized in the last several months, whereas a year ago we were selling higher cost inventory at a time when market prices were rapidly declining.  Our Water Treatment segment continues to grow even with the costs of additional infrastructure put in place to support our growth strategies for this segment.  We anticipate that continued stability in raw material costs and a slower economic growth environment will heighten competitive pricing pressure for the remainder of fiscal 2011.”

For the quarter ended June 30, 2010, Industrial segment sales increased $0.1 million, or 0.2%, to $49.8 million as compared to the same period in the prior year. Reduced selling prices in response to lower raw material costs offset the impact of increased sales across most product lines. Water Treatment segment sales for the quarter ended June 30, 2010 were $24.9 million, a 4.2% increase over last year’s first quarter sales of $23.9 million. The increase was primarily due to increased sales of manufactured and specialty chemical products, partially offset by lower selling prices due to lower raw material costs.

Company-wide gross profit for quarter ended June 30, 2010 was $18.4 million, or 24.7% of sales, compared to $15.9 million, or 21.5% of sales, for the same period in fiscal 2010.  Gross profit for the Industrial segment was $10.3 million, or 20.8% of sales, for the quarter ended June 30, 2010, as compared to $8.4 million, or 17.0% of sales, for the same period in fiscal 2010. The increase in profit for this segment in the quarter was attributable to increased sales across most product lines and higher per unit profits realized for certain products.  Rapidly declining raw material costs in the first quarter of fiscal 2010 negatively impacted the per unit margins realized in the prior year.  Gross profit for the Water Treatment segment was $8.1 million, or 32.6% of sales, for the quarter ended June 30, 2010, as compared to $7.4 million, or 31.1% of sales, for the same period in fiscal 2010. The increase in gross profit for this segment was primarily due to increased sales of manufactured and specialty chemical products, which was partially offset by increased overhead costs as we have invested in new facilities and personnel within existing and new markets.

Selling, general, and administrative expenses increased by $0.3 million for the quarter ended June 30, 2010 as compared to the same period in fiscal 2010. The increase in SG&A expenses was primarily the result of higher equity incentive plan and variable pay plan costs.

Hawkins, Inc. distributes, blends, and manufactures bulk and specialty chemicals for its customers in a wide variety of industries.  Headquartered in Minneapolis, Minnesota, and with 20 facilities in 11 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

-more-

HAWKINS, INC. REPORTS

RESULTS FOR FIRST QUARTER FISCAL 2011

July 27, 2010

Page Two.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

In thousands, except share and per share data

(unaudited)

	Quarter Ended
	June 30, 2010	June 30, 2009

Sales	$74,665	$73,586

Cost of sales	(56,218)	(57,730)

Gross profit	18,447	15,856

Selling, general and administrative expenses	(6,661)	(6,355)

Operating income	11,786	9,501

Investment income	106	9

Income from continuing operations before income taxes	11,892	9,510

Provision for income taxes	(4,555)	(3,566)

Income from continuing operations	7,337	5,944

Income from discontinued operations, net of tax	—	109

Net income	$7,337	$6,053

Weighted average number of shares outstanding - basic	10,253,458	10,246,458

Weighted average number of shares outstanding - diluted	10,308,270	10,265,357

Basic net income per share
Net income from continuing operations per share	$0.72	$0.58
Net income from discontinued operations per share	—	0.01
Net income per share	$0.72	$0.59

Diluted net income per share
Net income from continuing operations per share	$0.71	$0.58
Net income from discontinued operations per share	—	0.01
Net income per share	$0.71	$0.59

Cash dividends declared per common share	$—	$—

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